UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2021

BENITEC BIOPHARMA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39267	84-462-0206
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3940 Trust Way, Hayward, California		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (510) 780-0819

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	BNTC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On April 27, 2021, Benitec Biopharma Inc. (the “Company”) entered into an amended and restated underwriting agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC (the “Underwriter”), relating to the sale of 3,036,066 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), in an upsized, firm-commitment public offering pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-253259) and related prospectus and prospectus supplement, in each case filed with the Securities and Exchange Commission (the “Offering”). The public offering price is $4.25 per share, less underwriting discounts and commissions. In addition, the Company granted the Underwriter an option to purchase, for a period of 30 days from the date of the Underwriting Agreement, up to an additional 455,454 shares of Common Stock at the same public offering price.

In connection with the Offering, the Company agreed to pay the Underwriter an underwriting discount equal to 8.0% of the gross proceeds of the offering and a management fee equal to 1.0% of the gross proceeds of the offering. The Company has also agreed to pay the Underwriter (a) $50,000 for non-accountable expenses, (b) up to $100,000 for reasonable, documented fees and expenses of legal counsel and other reasonable out-of-pocket expenses and (c) clearing and settlement fees of $15,950.

The Company estimates that the net proceeds from the Offering will be approximately $11.3 million, or approximately $13.1 million if the Underwriter exercises in full its option to purchase additional shares of Common Stock, in each case after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from the Offering for the continued advancement of development activities for its product pipeline, general corporate purposes, and strategic growth opportunities. The Offering is expected to close on or about April 30, 2021, subject to satisfaction of customary closing conditions.

The Underwriting Agreement contains representations, warranties, indemnification and other provisions customary for transactions of this nature. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. Pursuant to the Underwriting Agreement, the Company and its directors and officers agreed, for a period of 90 days, subject to certain exceptions, not to offer, sell, pledge or otherwise dispose of the common stock and other Company securities, without the prior written consent of the Underwriter.

The foregoing summary of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

A copy of the opinion of Proskauer Rose LLP as to the legality of the shares of Common Stock to be issued in the Offering and related consent is attached hereto as Exhibit 5.1 to this Current Report on Form 8-K.

Item 8.01	Other Events.

On April 27, 2021, the Company issued press releases announcing the Offering and the upsizing of the Offering pursuant to the Underwriting Agreement. Copies of each press release are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

1.1	Amended and Restated Underwriting Agreement, dated April 27, 2021, between Benitec Biopharma Inc. and H.C. Wainwright & Co., LLC

5.1	Opinion of Proskauer Rose LLP

23.1	Consent of Proskauer Rose LLP (included in Exhibit 5.1)

99.1	Press Release of Benitec Biopharma Inc. dated April 27, 2021

99.2	Press Release of Benitec Biopharma Inc. dated April 27, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BENITEC BIOPHARMA INC.

Date: April 29, 2021		/s/ Jerel A. Banks
	Name:	Jerel A. Banks
	Title:	Chief Executive Officer